UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST REPORTED EVENT - DECEMBER 1, 2006

AXION POWER INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	000-22573	65-0774638
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

3601 Clover Lane
New Castle, Pennsylvania 16105
(Address of principal executive offices)

724-654-9300
(Registrant’s telephone number, including area code)

100 Caster Avenue
Vaughan, Ontario, Canada L4L 5Y9
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 28, 2006, the compensation committee of the board of directors approved a new employment agreement that promotes Dr. Edward Buiel to the post of Vice President and Chief Technology Officer and provides for a term of four-years; an annual salary of $168,000 retroactive to October 1, 2006; and an annual automobile allowance of $6,000. Dr. Buiel will also receive reimbursement for all reasonable operating and insurance expenses for business use of the automobile.

The agreement requires Dr. Buiel to devote substantially all of his business time to our affairs, establishes standards of conduct, prohibits competition with our company during its term, affirms our rights respecting the ownership and disclosure of patents, trade secrets and other confidential information, provides for the acts and events that would give rise to termination of the agreement and provides remedies for a breach of the agreement. Dr. Buiel will participate, without cost, in our standard employee benefit programs, including medical/hospitalization insurance and group life insurance, as in effect from time to time. Dr. Buiel will be entitled to annual merit raises commencing in December 2007.

In connection with the execution of his new employment agreement, Dr. Buiel received a restricted grant of 250,000 shares of our common stock that will vest on December 29, 2009 if Dr. Buiel continues to serve as a full-time employee of our company for the next three years. Additionally, Dr. Buiel was granted a non-qualified option to purchase 100,000 shares of our common stock at a price of $3.75 per share that will vest at the rate of 50,000 shares per year commencing December 29, 2009. Vested options will be exercisable for a period of 5 years from the vesting date.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

Sale of Shares of Series A Convertible Preferred Stock

As previously disclosed in our Current Report on Form 8-K dated November 11, 2006, we sold 200,000 shares of our Series A Convertible Preferred Stock (the “Series A Stock”) to three directors of our company at a price of $10 per share on October 23, 2006. The $2 million in net proceeds from these stock sales were used for debt repayment ($1,340,000) and general corporate purposes ($660,000). A complete description of the Series A Stock and the powers, designations, preferences and rights of the holders thereof is included in our Current Report on Form 8-K dated November 11, 2006.

Between December 1, and December 29, 2006, we sold 607,997 additional shares of Series A Stock to accredited investors for gross proceeds of $6,079,970. In connection with our December private placement, Thomas Granville bought 20,000 shares of Series A Stock for $200,000 in cash and 10 accredited investors bought 425,000 shares of Series A Stock for $4,250,000 in cash. Concurrently, we issued 162,997 shares of Series A Stock in settlement of $1,629,970 in outstanding debt. In connection with the debt settlement agreements, HAP Investments, LLC, a company controlled by Glenn Patterson, accepted 40,000 shares of Series A Stock in settlement of $400,000 of debt and Robert Averill accepted 120,000 shares of Series A Stock in settlement of $1,200,000 of debt. Mr. Granville is our chief executive officer and Messrs. Patterson and Averill are directors of our company.

In connection with the December private placement, we paid approximately $120,000 in commissions and finders fees, together with approximately $100,000 in fees to legal counsel for the investors.

The transactions were exempt from registration under Section 4(2) of the Act. All purchasers are accredited investors as defined in Rule 501 of Regulation D. Each purchaser was provided information analogous to the information that would have been required in a registration statement under the Securities Act, except for historical financial information which is not presently available due to our recent decision to have new audits performed for the years ended December 31, 2003, 2004 and 2005. Each purchaser:

•	acknowledged his inability to rely on our historical financial statements;

•	acknowledged the likelihood that the pending audits would result in material restatements; and

•
represented that our historical financial condition and our results of operation during such prior periods were not material to his investment decision, regardless of the outcome of the pending audits.

We did not use any form of advertising or general solicitation in connection with the sale of these securities. The securities are non-transferable in the absence of an effective registration statement under the Act, or an available exemption therefrom, and all certificates are imprinted with a restrictive legend to that effect.

The aggregate net proceeds from our fourth quarter securities sales were approximately $7,860,000. We have no plans to offer additional shares of Series A Stock in the future.

ITEM 3.03 MATERIAL MODIFICATIONS TO RIGHTS OF SECURITY HOLDERS

The issuance of the Series A Stock modifies the rights of the holders of our common stock, in that the Preferred Stock has superior liquidation, dividend, redemption and voting rights, as described in our Current Report on Form 8-K dated November 11, 2006.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

In September 2006, Charles Mazzacato resigned his positions as president of our company and one of our wholly owned subsidiaries, to accept an executive position in an unrelated industry. Since we had both a chief executive officer and a president prior to Mr. Mazzacato’s resignation, Mr. Mazzacato has not been replaced and we are not searching for a replacement. Mr. Mazzacato continues to work with us on a part-time basis as a marketing consultant and field representative in Ontario.

In June 2006, the board of directors concluded that Peter Roston did not have the technical skills necessary to continue in his post as our chief financial officer. At that time, we advised Mr. Roston that we were beginning the search for a successor. As an interim solution, we retained Mike Courtade in September 2006 to assist Mr. Roston as a consultant. On October 20, 2006, we demoted Mr. Roston and appointed Mr. Courtade interim chief financial officer. Effective December 15, 2006, we terminated Mr. Roston’s employment.

Michael F. Courtade has over 15 years experience in accounting and financial management for small and medium sized enterprises. Before joining our company, Mr. Courtade was employed for 8 months as Corporate Controller of Ronco Communications & Electronics, Inc., a Buffalo, NY-based distributor and integrator of communications equipment. Prior to that, Mr. Courtade was employed for 5 years as the Controller/Treasurer of Global Storage Systems, Inc., a Buffalo, NY-based sales and engineering division of The Econo-Rack Group, a Canadian manufacturer of industrial warehouse racking systems. Mr. Courtade received a B.A. in Psychology from the State University of New York at Albany in 1982. In May 1993 Mr. Courtade graduated Summa Cum Laude from Golden Gate University, Monterey, California with a B.S. in Accounting. Mr. Courtade and receives a monthly consulting fee of $7,000 and does not have a long term employment agreement with our company,

On December 28, 2006, the compensation committee of the board of directors approved a $500,000 bonus to Thomas Granville, our chief executive officer, for his performance during the current year. Immediately thereafter, Mr. Granville elected to use $200,000 of his bonus to purchase shares of our Series A Stock in connection with the private placement described in Item 3.02 of this report. The balance of the bonus will be paid in cash.

On December 28, 2006, the compensation committee of the board of directors approved a new employment agreement that promotes Dr. Edward Buiel to the post of Vice President and Chief Technology Officer and provides for a term of four-years; an annual salary of $168,000 retroactive to October 1, 2006; and an annual automobile allowance of $6,000. Dr. Buiel will also receive reimbursement for all reasonable operating and insurance expenses for business use of the automobile.

The agreement requires Dr. Buiel to devote substantially all of his business time to our affairs, establishes standards of conduct, prohibits competition with our company during its term, affirms our rights respecting the ownership and disclosure of patents, trade secrets and other confidential information, provides for the acts and events that would give rise to termination of the agreement and provides remedies for a breach of the agreement. Dr. Buiel will participate, without cost, in our standard employee benefit programs, including medical/hospitalization insurance and group life insurance, as in effect from time to time. Dr. Buiel will be entitled to annual merit raises commencing in December 2007.

In connection with the execution of his new employment agreement, Dr. Buiel received a restricted grant of 250,000 shares of our common stock that will vest on December 29, 2009 if Dr. Buiel continues to serve as a full-time employee of our company for the next three years. Additionally, Dr. Buiel was granted a non-qualified option to purchase 100,000 shares of our common stock at a price of $3.75 per share that will vest at the rate of 50,000 shares per year commencing December 29, 2009. Vested options will be exercisable for a period of 5 years from the vesting date.

ITEM 8.01 OTHER EVENTS

Change in Principal Executive Office. Effective December 15, 2006, we relocated our principal executive office from 100 Caster Avenue, Woodbridge, Ontario, Canada to our manufacturing facility at 1601 Clover Lane, New Castle, Pennsylvania. Concurrently, we closed our Ontario facility and terminated the remaining employees who had not previously been transferred to New Castle. The change in location of our principal executive office and research and development labs was based in part on our ongoing negotiations with the Commonwealth of Pennsylvania. The other key factor in this decision was our desire to increase operating efficiency by consolidating our principal operations in a single facility.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 10.24.	Executive Employment Agreement of Dr. Edward Buiel, dated December 29, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Axion Power International, Inc. has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AXION POWER INTERNATIONAL, INC,
January 3, 2007

By: /s/ Thomas Granville
       Thomas Granville, Chief Executive Officer